Exhibit 99.1

Asiamart Raises $3 Million in Private Placement

NEW YORK, October 9, 2006 (PRIMEZONE) - Asiamart, incorporated as WT Holdings Corporation (OTCBB: WTHD) announced today that on Friday, October 6, 2006, it completed a private placement of senior convertible debentures and warrants to institutional and accredited investors resulting in total gross proceeds of approximately $3 million. Maxim Group LLC acted as the lead placement agent with Chardan Capital Markets LLC as the co-placement agent in the financing.

Under the terms of the financing, Asiamart sold senior convertible debentures that are convertible into a number of shares of Asiamart common stock ranging from approximately 11.6 to 16 million, and warrants exercisable for up to approximately 8 million common shares. The warrants are exercisable for a five-year period commencing on October 6, 2006.

The proceeds from the financing will be used for working capital, general corporate purposes, and to fund Asiamart’s further expansion of its travel retail operations in Asia.

Further details relating to the financing are included in the Form 8-K filed by Asiamart with the Securities and Exchange Commission (“SEC”).

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The offering has not been registered under the Securities Act or any state securities of “blue sky” laws, and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Asiamart agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares issuable upon conversion of the debentures and exercise of the warrants, including the warrants issued to the placement agents in connection with the transaction. This press release does not and shall not constitute an offer to sell of the solicitation of an offer to buy securities.

About Asiamart

Asiamart, incorporated as WT Holdings Corporation, a Delaware corporation, is a retail and trading company based in Hong Kong focused on the outbound China tourist retail market. Asiamart operates a chain of outlets and discount shopping centers catering principally to tourists brought to its stores through a large network of travel companies and tour operators. Asiamart offers its customers selected international brands in a wide range of merchandise categories including consumer electronics, cosmetics and skin care, dietary supplements, health care products and optical instruments. For more details, see the Current Report on Form 8-K filed by Asiamart with the SEC on June 28, 2006 (“Current Report”).

Cautionary Statement Regarding Forward Looking Information

This release contains forward-looking information about Asiamart that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and Asiamart’s future performance, operations and products.

This forward-looking information should be considered only in connection with “Risk Factors” in Asiamart’s Current Report filed with the SEC on June 28, 2006, and its other periodic reports filed with the SEC. Asiamart assumes no obligations to update any forward-looking statements or information set forth in this press release.

CONTACT:

Noelle Hon

Marketing and Investors Relations

Asiamart, Inc.

Hong Kong SAR

(852) 6340 8007